                                                                  Exhibit M

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

      This Amended and Restated Agreement made and entered into as of the 16th day of March, 1995, by and between AmeriData Technologies, Inc. (f/k/a Sage Technologies, Inc.), a Delaware corporation, having a place of business at 700 Canal Street, Stamford, Connecticut 06902 ("ATI"), AmeriData, Inc. ("Employer"), a Minnesota corporation, and JAMES K. MCCLEARY, having a business office at 10200 51st Avenue North, Minneapolis, Minnesota 55442 ("Employee").

                              W I T N E S S E T H:

      WHEREAS, ATI and Employer are engaged in the computer products and services business and the emergency alerting business and desires to employ Employee as Co-Chairman of the Board of ATI and President and Chief Executive Officer of Employer, and Employee desires to be employed by Employer, all pursuant to the terms and conditions hereinafter set forth:

      WHEREAS, Employer entered into an Employment Agreement with Executive effective August 1, 1993, as amended December 29, 1993 and restated and amended on the date hereof.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

      1. EMPLOYMENT; DUTIES.

      Employer hereby agrees to employ Employee, and Employee hereby agrees to accept employment during the term hereof on a substantially full-time basis, as Co-Chairman of the Board of ATI and President and Chief Executive Officer of Employer, and shall perform such services as are customarily performed by persons holding such offices and shall be subject at all times to the direction of the Boards of Directors of ATI and Employer. Nothing herein contained shall be construed as, including, but not limited to, (a) preventing Employee from investing his personal assets in any business which does not compete directly or indirectly with Employer, or (b) preventing Employee from purchasing securities in any corporation whose securities are regularly publicly traded, if such purchases shall not result in his owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of Employer.

      2. TERM.

      Employee's employment hereunder shall be for a term commencing January 1, 1994 and ending on December 31, 1998. The Agreement shall be automatically extended from year to year thereafter unless either party gives not less than three (3) months prior written notice to the other that such party elects to have the Agreement terminated effective at the end of the initial or then current renewal term.


      3. COMPENSATION.

      (a) As compensation for the performance of his duties on behalf of Employer for the period commencing January 1, 1994, until the end of the initial or then current renewal term, Employer shall pay Employee a salary at the rate of Three Hundred Thousand Dollars ($300,000) per annum, subject to annual cost of living increases based upon the Consumer Price Index for all Urban Consumers-New York Metropolitan Area, payable in installments in accordance with the usual practice of Employer.

      (b) Employee shall be entitled to an annual bonus, which bonus will be paid from a pool established by the Board of Directors or Compensation Committee for the awarding of bonuses to senior management of Employer, which pool shall in no event exceed Ten Percent (10%) of Employer's pre-tax income and of which Employee shall be entitled to receive up to 2.5% of such pre-tax income; provided, however, that in no event shall Employee's salary and annual bonus for any year exceed an aggregate of $1 million.

      (c) Employer shall reimburse Employee for the expenses incurred by Employee in connection with his duties hereunder upon presentation by Employee of the details of and vouchers for such expenses in accordance with customary Employer practice. Employer shall pay Employee a non-accountable automobile expense allowance not to exceed Five Hundred Dollars ($500) per month and shall reimburse Employee for the costs of automobile insurance.

      (d) Employee shall be entitled to participate in all retirement, life insurance, medical insurance, disability insurance, vacation, savings and other employee benefit plans generally available to the senior officers of the Company, so long as such benefits comply with applicable law (including without limitation the Internal Revenue Code of 1986, as amended, and ERISA) and except to the extent that such benefits are no longer available at commercially reasonable rates.






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

      4. NON-COMPETITION.

      (a) During the term of this Agreement and for a period of twenty-four (24) months from the date of termination of his employment hereunder for whatever reason, Employee agrees that he will not solicit any customers who are presently or may hereafter become customers of Employer unless such solicitation is entirely unrelated to Employer's business, or compete in any way with Employer alone or together with others in any state or foreign country in which (i) a facility of the Employer is located, (ii) Employer is engaged in business at the time of termination of employment, or (iii) where Employee knows Employer intends to carry on business in such area by expansion of its activities within the two (2) years following termination.


      (b) Subsequent to the termination of this Agreement, Employee will not interfere with or disrupt or attempt to disrupt Employer's business relationship with its customers or suppliers or solicit the employees or Employer.

      (c) During the term of this Agreement and for a period of twenty-four (24) months from the date of termination of his employment hereunder for whatever reason, Employee will not disclose or use or enable anyone else to use any information or data which may be obtained by him or available to him during the term of employment whether or not such information or data will be considered proprietary or secret.

      (d) In the event that Employee breaches any provisions of this paragraph or there is a threatened breach, then, in addition to any other rights which Employer may have, Employer shall be entitled to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this paragraph, Employee shall not urge as a defense that there is an adequate remedy at law nor shall Employer be prevented from seeking any other remedies which may be available.

      (e) The existence of any claim or cause of action by Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the foregoing restrictive covenants but shall be litigated separately.

      5. TERMINATION.

      (a) Anything to the contrary notwithstanding, this Agreement shall terminate 30 days after the Employee's (i) death or (ii) disability for a period of not less than





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

twenty-six consecutive weeks; provided, however, that the provisions of Section 6 hereof shall remain in full force and effect through the end of the term hereof.

      (b) Employee's employment hereunder may also be terminated by the Employer before the expiration of the term hereof only for cause as herein defined. "Cause" shall mean only one or both of the following occurrences:

            (i) The Employee's conviction of a felony by a court of competent jurisdiction (which conviction, through lapse of time or otherwise, is not subject to appeal); or

            (ii) The Employee's commission of an act of fraud or embezzlement upon the Employer.

      6. SEVERANCE.


      In the event of termination of employment of Employee by Employer before the expiration of the term hereof, except when such termination is in accordance with the provisions of paragraph 5(a) or 5(b) hereof, Employer will provide Employee with severance pay in an amount equal to Employee's base annual salary through the end of the term hereof, which shall be payable in a lump sum, discounted based on the prime rate of Chemical Bank then in effect, which lump sum shall be payable within 30 days of the date of termination. Employer will provide Employee with a bonus calculated in accordance with Paragraph 3(b) hereof through the end of the term hereof when, as and if such pre-tax income is recorded (subject to reduction for any payments to Employee for personal services rendered during such period). Employer shall also continue to provide to Employee the retirement benefits, life insurance, medical insurance and disability insurance pursuant to Section 3(d) through the end of the term hereof.

      In the event of termination of employment of Employee before the expiration of the term hereof pursuant to the provisions of paragraph 5(a) hereof, Employer will provide Employee (or Employee's estate) with severance pay in an amount equal to one year's base annual salary, which shall be payable in a lump sum, discounted based on the prime rate of Chemical Bank then in effect, which lump sum shall be payable within 30 days of the date of termination. Employer will provide Employee with a pro-rata bonus calculated in accordance with Paragraph 3(b) hereof through the date of termination. Employer shall also continue to provide to Employee the retirement benefits, life insurance, medical insurance and disability insurance pursuant to Section 3(d) through the end of the term hereof. Employer shall continue to provide Employee's spouse and minor





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

children with medical benefits pursuant to Section 3(d) through the end of the term hereof.

      7. NOTICES.

      All notices hereunder shall be in writing and shall be delivered in person or given by registered or certified mail, postage prepaid, and sent to the parties at the respective addresses above set forth. Either party may designate any other address to which notice shall be given, by giving notice to the other of such change of address in the manner herein provided.

      8. SEVERABILITY OF PROVISIONS.

      If any provision of this agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.


      9. GOVERNING LAW.

      This Agreement shall be construed and governed by the laws of the State of Connecticut.

      10. NON-WAIVER.

      The failure of either party to insist upon the strict performance of any term or condition in this Agreement shall not be considered a waiver or relinquishment of future compliance therewith.

      10.1 ATTORNEY'S FEES.

      In the event of a dispute arising hereunder, the Company shall pay all reasonable attorneys fees incurred by Employee and the Company in connection with such dispute.

      11. ENTIRE AGREEMENT; MODIFICATION.

      This Agreement contains the entire agreement between the parties relating to the subject matter hereof. No modification of this Agreement shall be valid unless it is made in writing and signed by the parties hereto.





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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                        AMERIDATA TECHNOLOGIES, INC.,
                                        Employer


                                        By:
                                           -------------------------------------
                                           Gerald A. Poch, Co-Chairman
                                           of the Board, President and CEO



                                        AMERIDATA, INC.


                                        By:
                                           -------------------------------------
                                           Gerald A. Poch, Vice President



                                        By:
                                           -------------------------------------
                                           James K. McCleary, Employee





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